Exhibit 10.1
**SUBJECT TO BOARD APPROVAL**

February 22, 2021

Dear Pat,
On behalf of Scientific Games, I am pleased to inform you that you have been designated as eligible for the Lottery Division SEDRP - Senior Executive Divestiture Retention Program (the “Retention Program”), pending approval by the Board of Directors (“Board”) of a Lottery Sale (defined below). The Retention Program was developed to ensure confidentiality around any potential transactions involving the Lottery Division, retain your employment as a key executive and offer added incentives in alignment with deal valuation.
The Retention Program applies upon a successful close (the “Closing”) of a transaction to sell the Lottery Division to an unaffiliated third party (the “Buyer”) at a value of $4.0B or greater (a “Lottery Sale”)1, and consists of the following for you:

•Agreement by Scientific Games that if you are terminated by the Buyer and its affiliates without “cause” (as determined in Scientific Games’ sole discretion) within 12 months following the Closing, Scientific Games will pay you the cash severance provided for under your Employment Agreement or Offer Letter, as applicable, with the current amount as set forth below, reduced by any cash severance compensation you receive, or are entitled to receive, from the Buyer and its affiliates in connection with such termination, with such amount to be paid as soon as practicable, but no later than 60 days, following your termination date:

Annual Salary	Severance Period	Severance Salary Payment	Severance Bonus Payment	Total Payment
$ 600,000	12 months	$ 600,000	$ 150,000	$ 750,000

1 In addition, if Scientific Games does not proceed with a Lottery Sale, but does pursue another transaction involving the Lottery Division, such as an initial public offering, we will negotiate with you, subject to Board approval, concerning what bonus payouts, if any, would be made in connection with such a transaction.

ScientificGamesCorporation 6601 Bermuda Road, Las Vegas, Nevada 89119 www.scientificgames.com Page | 1

Exhibit 10.1
**SUBJECT TO BOARD APPROVAL**

Furthermore, to the extent necessary to comply with Section 409A of the US Internal Revenue Code of 1986, as amended (“Section 409A”), any amount payable pursuant to the foregoing that constitutes deferred compensation within the meaning of Section 409A will not be paid prior to t*-he earliest date that is permitted in accordance with the schedule set forth in your Employment Agreement or Offer Letter, as applicable.
•Retention bonus payout as a percentage of base salary (which will be calculated based on your base salary at the time of Board approval of a Lottery Sale) with alignment on sale value as outlined in the tables below:
◦Bonus payout amounts will be made up of cash and/or the accelerated vesting of unvested equity, at Scientific Games’ discretion, and with the value of any accelerated equity based on the price on the date of acceleration which date shall be determined in Scientific Games’ discretion
◦Additional bonus of 50% of base salary for Scientific Games entering into definitive agreements with the Pennsylvania Lottery to renew both the Lottery Systems and Instant Products – Participation SGEP contracts (the “PA Bonus”)
◦Additional bonus of 50% of base salary if 100% retention of your direct reports is maintained through a date, not to exceed 90 days post-Closing, determined by the Board
◦All bonus payments described above are subject to your continued employment with Scientific Games and/or Buyer, as applicable, through a date, not to exceed 90 days post- Closing, determined by the Board. This condition does not apply if you were willing to continue employment with Scientific Games and/or Buyer through such date but, after the Closing, (i) were terminated without cause or (ii) if an offer of employment from Buyer is required to transfer your employment to Buyer in connection with a Lottery Sale, you were not offered employment with the Buyer on substantially similar or more favorable terms and responsibilities (a “Qualifying Offer”) and you have not committed an act that constitutes cause. For the avoidance of doubt, if you reject a Qualifying Offer and Scientific Games terminates your employment without cause, you will not be entitled to any bonus payments.
◦All earned and vested cash amounts to be paid, and equity awards settled (to the extent applicable), as soon as practicable, but no later than 60 days following the date such amounts are earned and vested
◦Amounts outside of threshold, target and stretch payments remain subject to Compensation Committee discretion

ScientificGamesCorporation 6601 Bermuda Road, Las Vegas, Nevada 89119 www.scientificgames.com Page | 2

Exhibit 10.1
**SUBJECT TO BOARD APPROVAL**

All of the foregoing payments and benefits are subject to your keeping the terms of this letter and all information regarding a potential Lottery Sale confidential and your execution and non-revocation of a release of claims in favor of Scientific Games and its affiliates.
Except as set forth in this letter, all terms and conditions of your employment with Scientific Games shall remain unchanged, including the terms of your Employment Agreement or Offer Letter, as applicable, which remain in full force and effect in accordance with their terms. Notwithstanding anything in this letter to the contrary, the Retention Program and its terms and conditions remain subject to Board approval of a Lottery Sale, and this letter and the Retention Program will be void and null ab initio if such approval is not received on or prior to January 28th, 2022 unless, as of that date, the Company is in active negotiations with one or more potential purchasers in which case the Retention Program shall remain in effect until such active negotiations either result in the Board’s approval of a Lottery Sale or are terminated.

If you agree to the above, please sign an acknowledgement copy of this letter and return to me. Thank you,
Eileen Moore
EVP and Chief Human Resources Officer

Acknowledged this     day of     , 2021

Pat McHugh

ScientificGamesCorporation 6601 Bermuda Road, Las Vegas, Nevada 89119 www.scientificgames.com Page | 3